Filed pursuant to Rule 424(b)(3)
Registration No. 333-136270
PROSPECTUS SUPPLEMENT NO. 1 (To Prospectus dated October 6, 2006)
DATED OCTOBER 24, 2006
CANWEST PETROLEUM CORPORATION
44,033,149 SHARES OF COMMON STOCK
This Prospectus Supplement No. 1 supplements and amends the prospectus dated October 6, 2006 (the “Original Prospectus”). This prospectus relates to the resale by the selling stockholders of up to 44,033,149 shares of our common stock, including up to 10,939,832 shares issuable upon the exercise of common stock purchase warrants and options, and 33,093,317 shares of common stock currently outstanding. This Prospectus Supplement No. 1 should be read in conjunction with, and delivered with, the Original Prospectus and is qualified by reference to the Original Prospectus except to the extent that the information in this Prospectus Supplement No. 1 supersedes the information contained in the Original Prospectus.
The selling stockholders may sell common stock from time to time in the principal market on which the stock is traded at the prevailing market price or in negotiated transactions. We will not receive any of the proceeds from the sale of shares by the selling stockholders, but we will receive proceeds from any cash exercise of warrants or options by the selling stockholders. The selling stockholders may be deemed underwriters of the shares of common stock which they are offering. We will pay the expenses of registering these shares.
The information appearing in the table below, which is based on information provided by or on behalf of the named selling stockholders, supplements and amends the selling stockholders table in the Original Prospectus. Diamond Investments Holdings Ltd. is a new entry, and the shares registered for Deesons Investments Ltd. and CrossRoads Financial Corporation have been reduced. All other entries in the selling stockholders table, including the totals, remain the same.

	A	B	C	D	E	F	G	H
Name	Outstanding	Shares	Shares	Shares	Shares	Total	Shares	Shares
	Shares	Underlying	Underlying	Underlying	Underlying	Shares	Offered	Owned
	Owned	December	August	Amended	Other	(Based on	Hereby	After
		2005	2005	August	Warrants	Columns	(1)(2)(3)	Offering
		Warrants	Warrants	2005	and	A through		(1)(3)
				Warrants	Options	E)
						Beneficially
						Owned Prior
						to Offering
						(1)(2)
Deesons Investments Ltd. (4)	183,600	375,000	0	0	0	558,600	558,600	0
CrossRoads Financial Corporation (4)	0	500,000	0	0	0	500,000	500,000	0
Diamond Investments Holdings Limited (4)	2,081,177	0	0	0	0	2,081,177	2,081,177	0

The number of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the selling stockholders has sole or shared voting power or investment power and also any shares, which the selling stockholders has the right to acquire within 60 days. The actual number of shares of common stock outstanding may increase prior to the effectiveness of this registration statement due to penalty shares which may be issued.
(1) Includes the shares issuable upon exercise of the Warrants, plus the number of shares required to be issued based on penalties.
(2) The actual number of shares of common stock offered in this prospectus, and included in the registration statement of which this prospectus is a part, includes such additional number of shares of common stock as may be issued or issuable upon exercise of the warrants by reason of any stock split, stock dividend or similar transaction involving the common stock, in accordance with Rule 416 under the Securities Act of 1933. The beneficial ownership of the common stock by the selling stockholder set forth in the table is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended.
(3) Assumes that all securities registered will be sold.
(4) Voting and investing power for these entities is controlled by the following individuals: DCDG, LLC is controlled by Bruce Meadows, Douglas Casey and David Garland; Nicholas Cohen Productions is controlled by Mark and Lisa Cohen; Crossroads Financial Corp. is controlled by Richard W. DeVries; Oceanic Greystone Securities Inc. is controlled by Richard W. DeVries; Deesons Investments Ltd. is controlled by Dayan Henson and Michael Henson; Diamond Investments Holdings Ltd. is controlled by Rchard W. DeVries; Fyra Ventures Ltd. Is controlled by John Holmlund; Fundarica Investments is controlled by Shane Meyers; Parkwood GP Inc. is controlled by Dan Sternberg; EAM Inc. is controlled by Gregory Galanis; Poulos Technology Consulting Inc. is controlled by Thomas Poulos; 2035718 Ontario Inc. is controlled by Richard Kung; AIG Global Investment Corp. (Canada) is controlled by Steven Palmer; Dynamic Power Hedge fund is controlled by Rohit Sehgal; Quest Industries Inc. is controlled by Kade Demuth; Lakeview Investment Group is controlled by Ari Levi; Levi Family Partners LLC is controlled by Lawrence Levy and Alfredo Botty; Alpha Capital is controlled by Konrad Ackerman; Platinum Partners Long Term Growth IT is controlled by Mark Nordlicht; Pinetree (Barbados) Inc. is controlled by the board of directors consisting of Dr. J. Gordon Murphy (also President), Joseph W. Ward, E. Adrian Meyer and Larry Goldberg; Monarch Capital Fund Ltd. is controlled by David K. Sims; GBS Financial Corp. is controlled by Gerard P. Gloisten; Capital Markets Ltd. is controlled by Scott Walters; Bolder Investment Partners is controlled by C. Channing Buckland; J.F. Mackie and Company Ltd. is controlled by James Mackie, Robert LeSourd and Susan Scullion; Viscount Investments Ltd. is controlled by Joseph Frand; Powerone Capital Markets is controlled by Pasquale DiCapo; Novadan Capital Ltd. is controlled by Romeo D’Angela and Ennio D’Angela; Bentree Holdings is controlled by Paul M. Worster and Robert G. Bentall; 3988059 Manitoba Ltd. is controlled by Kim Campbell; 3976531 Manitoba Ltd. is controlled by Roland Campbell; THK Enterprise Inc. is controlled by Jerry Kemp; Meckelborg Financial Group, Inc. is controlled by Jerry Meckelborg; Pappas Holdings is controlled by Maria Pappas Vriotis; 106557 Canada Ltd. is controlled by Fred Arshinoff; Quim Investments, Inc. is controlled by W. H. Winters; Quantico Capital Corp. is controlled by Dwayne Lashyn and Herold Milavsky; CM Ryer Professional Corp. is controlled by C. Michael Ryer; Precise Details Inc. is controlled by Susan Milne, Chris Milne and Thomas Milne; JMC Investments Ltd. is controlled by Jeanne Carpenter; Krywko Holdings Ltd. is controlled by Wayne Krywko; JEM Resources Ltd. is controlled by Dayan Henson; 1201112 Alberta Ltd. is controlled by Hank B. Swartout; EnerVest FTS Limited Partnership 2006 is controlled by Kevin Wolfe, Ward Mallabone, and Sean Morgan; NCE Diversified Flow-Through (06) Limited Partnership is controlled by the board of directors consisting of John Vooglaid, David Schwartz and Glenn MacNeill; Front Street Investment Management, Inc. is controlled by Craig Porter; Mavrix A/C 206, Mavrix A/C 252 and Mavrix A/C 253 are all controlled by Malvin Spooner; Sanovest Holdings Ltd. is controlled by Tian Kusumoto, Tom Kusumoto and Hydri Kusumoto Burgess Farms Inc. is controlled by Robert Burgess; Supreme Pacific is controlled by Merv Chia; Resolute Performance Fund is controlled by Thomas O. Stanley; DKR Saturn Event Driven Holding Fund Ltd. is controlled by Ronald Phillips; Sheppard Provost Car Wash Ltd. is controlled by Sigmund Levy; Petroleum Strategies Inc. is controlled by Frank VanVliet.
Our common stock is registered under Section 12(b) of the Securities Exchange Act of 1934 and is listed on the American Stock Exchange under the symbol “BQI”. On October 20, 2006, the closing price of our common stock was $4.32.
INVESTING IN THESE SECURITIES INVOLVES SIGNIFICANT RISKS. SEE “RISK FACTORS” BEGINNING ON PAGE 2 OF THE ORIGINAL PROSPECTUS.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this Prospectus Supplement No. 1 is October 24, 2006.